Exhibit 3.10

ARTICLES OF MERGER

OF

APL CONVERSION CORP.

INTO

ADIAL PHARMACEUTICALS, INC.

The undersigned corporations, pursuant to Title 13.1, Chapter 9 Article 12 of the Code of Virginia, titled the Virginia Stock Corporation Act (hereinafter the “VSCA”), hereby execute the following articles of merger and set forth:

FIRST:  The name and state or jurisdiction of incorporation of each of the constituent corporations proposing to merge is as follows:

Name of Corporation	State of Incorporation

APL CONVERSION CORP.	Virginia

ADIAL PHARMACEUTICALS, INC.	Delaware

SECOND:  The laws of the state under which Adial Pharmaceuticals, Inc., a Delaware stock corporation (hereinafter “API”), is organized permit the proposed merger and API has complied with all of the requisite merger provisions of the Delaware General Corporation Law in effecting the merger. API shall be the surviving entity in the merger.

THIRD: APL Conversion Corp., a Virginia stock corporation (hereinafter “ACC”), has complied with all of the requisite merger provisions of the VSCA in effecting the merger, including Sections 13.1 – 716, 718, 720-722.

FOURTH: The Agreement and Plan of Merger and Reorganization, by and between ACC and API, dated October 10, 2017 (the “Merger Agreement”) is attached hereto as Exhibit A and made a part hereof. The Merger Agreement has been approved, adopted and certified, executed and acknowledged by each of the constituent corporations. The terms of the Merger Agreement are as described in the attached document.

One hundred (100) shares of common stock, par value $0.01 per share, of API issued and outstanding to ACC shall be canceled upon consummation of the Merger without consideration.

ARTICLES OF MERGER  — Page 2

The Merger shall have the effects as specified in Section 259 of the Delaware General Corporation Law and Section 13.1 – 721 of the VSCA.

FIFTH:  The Merger Agreement was submitted to the shareholders of ACC by the board of directors of ACC in accordance with the provisions of Section 13.1 – 718 of the VSCA, and:

The board of directors of ACC did not condition the submission of the Merger Agreement to the shareholders of ACC on any basis.

The designation, number of outstanding shares of ACC, and number of votes entitled to be cast by each voting group entitled to vote separately on the Merger Agreement were as follows:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock	4,594.26	4,519.24
Preferred Stock	572.46	568.07
Grand Total	5,166.72	5,087.31

The total number of undisputed votes cast for the Merger Agreement by each voting group entitled to vote separately thereon was:

Voting Group	Total Undisputed Votes Cast for the Merger
Common Stock Stockholders	4,519.24
Preferred Stock Stockholders	568.07
Grand Total	5,087.31

The number of votes cast in favor of the Merger Agreement by each voting group was sufficient for approval by that voting group.

SIXTH:  The laws of the jurisdiction of organization of API permit the merger of a corporation authorized by law to issue shares of another jurisdiction with and into a corporation authorized by law to issue shares of the jurisdiction of organization of API; and the merger of ACC with and into API is in compliance with the laws of the jurisdiction of organization of API.

SEVENTH: API does hereby appoint the Clerk of the Virginia State Corporation Commission as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of ACC, and does hereby agree that it will promptly pay to the dissenting shareholders of ACC the amount, if any, to which they are entitled under the provision of Article 15 of the VSCA.

EIGHTH: The effective date of the Merger shall be the date that the Articles of Merger are filed with State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

NINTH:  The terms and conditions of the Merger Agreement were adopted by (i) the board of directors of ACC on October 9, 2017 and by the shareholders of ACC on October 9, 2017, and (ii) the board of directors of API on October 5, 2017 and by the shareholders of API, the surviving corporation, on October 9, 2017.

ARTICLES OF MERGER  — Page 3

Signed this 10th day of October, 2017

APL CONVERSION CORP.

By:	/s/ William Stilley
Name:	William Stilley
Title:	Chairman of the Board of Directors

ADIAL PHARMACEUTICALS, INC.

By:	/s/ William Stilley
Name:	William Stilley
Title:	President and Chief Executive Officer

ARTICLES OF MERGER  — Signature Page

Exhibit A

Agreement and Plan of Merger and Reorganization

[See Exhibit 3.11 to registration statement on Form S-1

SEC File No. 333-220368]